    Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
    R. Wayne Fritzsche, Chairman                                                                                                                                                         (508) 230-1828 (T)

Pressure BioSciences Reports 100% Conversion
of Series A and B Preferred Stock into Common Stock

Conversions More than Double Company’s Float
to Approximately 6.5 Million Common Shares

South Easton, MA, October 18, 2011 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that all remaining holders of its Series A and B Convertible Preferred Stock have voluntarily converted their shares into Common Stock of the Company.  As a result of these conversions, one-hundred percent (100%) of the Company’s 345,314 shares of Series A and B Convertible Preferred Stock have been retired, and 3,453,140 shares of the Company’s Common Stock have been issued to the converting shareholders.  The Company now has approximately 6,500,000 shares of Common Stock outstanding.

Mr. Richard T. Schumacher, President and CEO of PBI, stated: “We believe that the conversion of the Series A and Series B Preferred Stock and the resulting increase in the number of outstanding shares of Common Stock will make the Company much more attractive to the investment community. Because of these and other reasons, we are more optimistic than ever that we will be successful in adequately financing the Company in the very near future.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (NASDAQ: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”).  PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market.  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions.  PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the Company’s capital structure; the Company’s attractiveness to the investment community; and the likelihood that the Company will be successful in securing adequate financing.  These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; that the Company may not be successful in raising the additional capital necessary to fund the Company’s operations beyond late November; if the NASDAQ Listing Qualifications Panel does not accept the Company’s plan to regain compliance with the NASDAQ Listing Rule for minimum stockholder equity, the Company’s common stock will be delisted from The NASDAQ Capital Market; and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company may need additional capital sooner than expected.  Given the uncertainty in the capital markets and the current status of the Company’s product development and commercialization activities, there can be no assurance that the Company will secure the additional capital necessary to fund its operations beyond late November on acceptable terms, if at all.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

         For more information about PBI and this press release, please click on the following links:
  http://www.pressurebiosciences.com
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